Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5274
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABORATORY CORPORATION OF AMERICA® HOLDINGS ANNOUNCES
2014 SECOND QUARTER RESULTS AND INCREASES 2014 EPS GUIDANCE

•	Sales of $1.52 billion

•	Diluted EPS of $1.64; Adjusted EPS of $1.84

•	Operating Cash Flow of $207 million; Free Cash Flow of $159 million

•	2014 Adjusted EPS guidance raised to $6.50 - $6.75

Burlington, NC, July 18, 2014 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended June 30, 2014.

Second Quarter Results
Sales for the quarter were approximately $1.52 billion, an increase of 3.3% over last year’s $1.47 billion.  The increase in sales was the result of test volume, measured by requisitions, and fold-in acquisitions, which was partially offset by mix. Total test volume increased 5.3%, while revenue per requisition decreased 2.0% due to test and payer mix.

Operating income for the quarter was $246.7 million, compared to $269.3 million in the second quarter of 2013. The Company recorded restructuring and special items of $6.7 million during the second quarter of 2014, compared to $6.6 million in the second quarter of 2013. Adjusted operating income (excluding restructuring and special items) for the quarter was $253.4 million, or 16.7% of sales, compared to $275.9 million in the second quarter of 2013, or 18.8% of sales. The decline in operating income was due to mix, cost inflation and an increase in bad debt expense, which was partially offset by increased volume and improved productivity.

Net earnings were $141.3 million and earnings per diluted share (EPS) were $1.64, compared to $151.9 million and $1.62, respectively, in the second quarter of 2013. EPS benefitted from a $0.06 per share gain on the sale of an investment as well as the Company’s share repurchase program. Adjusted EPS (excluding amortization, restructuring and special items) was $1.84 in the second quarter, compared to $1.80 in the second quarter of 2013.

Operating cash flow for the quarter was $207.4 million, compared to $137.6 million in the second quarter of 2013, as the Company benefitted from improved working capital. Capital expenditures totaled $48.1 million, compared to

$48.8 million in the second quarter of 2013. Free cash flow (operating cash flow less capital expenditures) was $159.3 million, compared to $88.8 million in the second quarter of 2013. Liquidity at the end of the second quarter was approximately $1.5 billion, comprised of $479.5 million in cash as well as $1 billion of availability under the Company’s revolving credit facility. During the quarter, the Company repurchased $56.4 million of stock, bringing its year-to-date share repurchases up to $162.6 million. As of June 30, 2014, $889.9 million of repurchase authorization remained under the Company’s share repurchase plan.

“We are pleased with the strong volume growth in the quarter and the sequential stability of revenue per requisition, which has been under pressure due to mix,” said David P. King, Chairman and Chief Executive Officer.  “We raised our 2014 Adjusted EPS guidance and continue to focus on executing our five-pillar strategy to grow our business and create shareholder value over the long term.”

Year-To-Date Results
Sales were $2.95 billion, an increase of 1.3% year over year last year’s $2.91 billion.  The increase in sales was the result of fold-in acquisitions and test volume measured by requisitions, which was partially offset by mix. Total test volume increased 4.0% year over year, while revenue per requisition decreased 2.6% due to test and payer mix.

Operating income was $450.0 million, compared to $531.3 in 2013. The Company recorded restructuring and special items of $14.3 million during the first half of 2014, compared to $14.1 million in the first half of 2013. Adjusted operating income was $464.3 million, or 15.8% of sales, compared to $545.4 in the first half of 2013, or 18.8% of sales. The decline in operating income was due to mix, cost inflation and an increase in bad debt expense, which was partially offset by increased volume and improved productivity.

Net earnings were $254.4 million and EPS were $2.94 in the first half of 2014, compared to $299.2 million and $3.18, respectively, in the first half of 2013. EPS benefitted from a $0.11 per share gain on the sale of an investment as well as the Company’s share repurchase program. Adjusted EPS was $3.35, compared to $3.53 in the first half 2013.

Operating cash flow for the first half of 2014 was $349.7 million, compared to $335.8 million in the first half of 2013, as the Company benefitted from improved working capital. Capital expenditures totaled $104.6 million in the first half of 2014, compared to $90.5 million in the first half of 2013. Free cash flow was $245.1 million in the first half of 2014, compared to $245.3 million in the first half of 2013.

Outlook for 2014
The Company expects revenue growth in 2014 of approximately 2.0% over 2013; Adjusted EPS of $6.50 to $6.75 (versus prior guidance of $6.40 to $6.70), which excludes the impact of any share repurchase activity after June 30, 2014; operating cash flow of $780 million to $820 million; capital expenditures of $185 million to $205 million; and free cash flow of $575 million to $635 million.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available on the Company's website. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 866-515-2907 (617-399-5121 for international callers). The access code is 71710692. A telephone replay of the call will be available through July 25, 2014 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 10694817. A live online broadcast of LabCorp’s quarterly conference call on July 18, 2014 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through August 15, 2014.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2014 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2013, including under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2013 and subsequent Forms 10-Q under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net sales	$1,516.4	$1,468.2	$2,947.1	$2,909.1

Cost of sales	947.8	890.9	1,861.7	1,759.6

Gross profit	568.6	577.3	1,085.4	1,149.5

Selling, general and administrative expenses	297.9	280.9	582.8	564.1
Amortization of intangibles and other assets	22.0	20.5	43.0	40.0
Restructuring and other special charges	2.0	6.6	9.6	14.1

Operating income	246.7	269.3	450.0	531.3

Other income (expense):
Interest expense	(25.8)	(23.1)	(51.5)	(47.6)
Equity method income, net	3.7	4.4	6.7	8.7
Investment income	0.4	0.2	0.6	0.4
Other, net	7.5	(0.8)	14.4	(1.4)
Earnings before income taxes	232.5	250.0	420.2	491.4

Provision for income taxes	90.8	97.7	165.0	191.4

Net earnings	141.7	152.3	255.2	300.0
Less: net earnings attributable to noncontrolling interest	(0.4)	(0.4)	(0.8)	(0.8)
Net earnings attributable to Laboratory Corporation of America Holdings	$141.3	$151.9	$254.4	$299.2

Basic earnings per common share	$1.67	$1.65	$3.00	$3.24

Diluted earnings per common share	$1.64	$1.62	$2.94	$3.18

Weighted average basic shares outstanding	84.7	92.0	84.9	92.5

Weighted average diluted shares outstanding	86.3	93.7	86.5	94.1

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	June 30,	December 31,
	2014	2013
ASSETS:

Current assets:
Cash and cash equivalents	$479.5	$404.0
Accounts receivable, net of allowance for doubtful accounts of $204.2 and $198.2 at June 30, 2014 and December 31, 2013, respectively	832.6	784.7
Supplies inventory	134.5	136.5
Prepaid expenses and other	115.2	106.9
Deferred income taxes	4.1	—
Total current assets	1,565.9	1,432.1

Property, plant and equipment, net	741.2	707.4
Goodwill	3,069.2	3,022.8
Intangible assets, net	1,545.8	1,572.0
Joint venture partnerships and equity method investments	96.5	88.5
Other assets, net	126.2	143.1
Total assets	$7,144.8	$6,965.9

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$280.6	$304.5
Accrued expenses and other	362.6	310.0
Deferred income taxes	—	9.9
Current portion of long-term debt	97.6	111.3
Total current liabilities	740.8	735.7

Long-term debt, less current portion	2,909.9	2,889.1
Deferred income taxes and other tax liabilities	568.6	563.9
Other liabilities	249.8	266.5
Total liabilities	4,469.1	4,455.2

Commitments and contingent liabilities	—	—
Noncontrolling interest	19.3	19.4

Shareholders' equity:
Common stock	10.4	10.5
Additional paid-in capital	—	—
Retained earnings	3,553.0	3,373.5
Less common stock held in treasury	(965.5)	(958.9)
Accumulated other comprehensive income	58.5	66.2
Total shareholders' equity	2,656.4	2,491.3
Total liabilities and shareholders' equity	$7,144.8	$6,965.9

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$141.7	$152.4	$255.2	$300.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	62.8	56.9	123.5	112.4
Stock compensation	11.9	10.8	23.6	22.1
(Gain) loss on sale of assets	(9.1)	0.5	(16.2)	0.7
Accrued interest on zero-coupon subordinated notes	0.6	0.6	1.1	1.2
Earnings in excess of distributions from equity affiliates	(1.9)	(3.1)	(3.2)	(3.7)
Deferred income taxes	(11.2)	18.0	(1.1)	28.3
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable (net)	(8.8)	(23.9)	(48.0)	(99.7)
(Increase) decrease in inventories	0.5	(2.5)	3.4	(5.7)
(Increase) decrease in prepaid expenses and other	12.1	(7.9)	24.3	(0.9)
Increase (decrease) in accounts payable	1.4	6.8	(25.7)	16.9
Increase (decrease) in accrued expenses and other	7.4	(71.0)	12.8	(35.8)
Net cash provided by operating activities	207.4	137.6	349.7	335.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(48.1)	(48.8)	(104.6)	(90.5)
Proceeds from sale of assets	0.1	0.2	0.3	0.4
Proceeds from sale of investment	16.3	—	31.3	—
Investments in equity affiliates	(7.4)	(1.0)	(8.5)	(3.3)
Acquisition of businesses, net of cash acquired	—	(88.5)	(65.7)	(106.2)
Net cash used for investing activities	(39.1)	(138.1)	(147.2)	(199.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	—	225.0	—	255.0
Payments on revolving credit facilities	—	(30.0)	—	(30.0)
Payments on zero-coupon subordinated notes	(9.0)	(8.4)	(15.9)	(21.3)
Payments on long-term debt	—	—	—	(350.0)
Debt issuance costs	(0.1)	—	(0.1)	—
Payments on long-term lease obligations	(0.2)	—	(0.2)	—
Noncontrolling interest distributions	(0.3)	(0.1)	(0.6)	(0.4)
Deferred payments on acquisitions	(3.4)	—	(3.5)	—
Tax benefit adjustments related to stock based compensation	1.6	5.5	2.2	7.9
Net proceeds from issuance of stock to employees	42.5	99.2	58.9	131.1
Purchase of common stock	(56.5)	(365.3)	(164.2)	(479.2)
Net cash used for financing activities	(25.4)	(74.1)	(123.4)	(486.9)
Effect of exchange rate changes on cash and cash equivalents	(2.3)	0.1	(3.6)	(4.8)
Net increase (decrease) in cash and cash equivalents	140.6	(74.5)	75.5	(355.5)
Cash and cash equivalents at beginning of period	338.9	185.8	404.0	466.8
Cash and cash equivalents at end of period	$479.5	$111.3	$479.5	$111.3

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Adjusted Operating Income
Operating Income	$246.7	$269.3	$450.0	$531.3
Restructuring and other special charges	2.0	6.6	9.6	14.1
Acquisition fees and expenses	4.7	—	4.7	—
Adjusted operating income	$253.4	$275.9	$464.3	$545.4

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.64	$1.62	$2.94	$3.18
Impact of restructuring and other special charges	0.05	0.04	0.10	0.09
Amortization expense	0.15	0.14	0.31	0.26
Adjusted EPS Excluding Amortization	$1.84	$1.80	$3.35	$3.53

Free Cash Flow:
Net cash provided by operating activities	$207.4	$137.6	$349.7	$335.8
Less: Capital expenditures	(48.1)	(48.8)	(104.6)	(90.5)
Free cash flow	$159.3	$88.8	$245.1	$245.3

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Notes to Financial Tables

1)
During the second quarter of 2014, the Company recorded net restructuring and special items of $6.7 million. The charges included $2.5 million in severance and other personnel costs along with $0.2 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.1 in unused severance and $0.5 million in unused facility-related costs. In addition, the Company recorded $4.7 million in consulting expenses (recorded in selling, general and administrative) relating to fees incurred as part of its comprehensive enterprise-wide cost structure review as well as one-time CFO transition costs. The after tax impact of these charges decreased net earnings for the quarter ended June 30, 2014, by $4.1 million and diluted earnings per share by $0.05 ($4.1 million divided by 86.3 million shares).

During the first quarter of 2014, the Company recorded net restructuring and special items of $7.6 million. The charges included $2.8 million in severance and other personnel costs along with $4.9 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.1 million in unused severance.

The after tax impact of these combined charges decreased net earnings for the six months ended June 30, 2014, by $8.8 million and diluted earnings per share by $0.10 ($8.8 million divided by 86.5 million shares).

2)
During the second quarter of 2013, the Company recorded net restructuring and special items of $6.6 million. The charges included $2.5 million in severance and other personnel costs along with $4.5 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.4 million in unused facility-related costs. The after tax impact of these charges decreased net earnings for the quarter ended June 30, 2013, by $4.0 million and diluted earnings per share by $0.04 ($4.0 million divided by 93.7 million shares).

During the first quarter of 2013, the Company recorded net restructuring and special items of $7.5 million. The charges included $7.6 million in severance and other personnel costs along with $1.8 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.6 million in unused severance and $1.3 million in unused facility-related costs.

The after tax impact of these combined charges decreased net earnings for the six months ended June 30, 2013, by $8.7 million and diluted earnings per share by $0.09 ($8.7 million divided by 94.1 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS (excluding restructuring, special items and amortization) as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for these items provides investors with better insight into the operating performance of the business. For the quarters ended June 30, 2014 and 2013, intangible amortization was $22.0 million and $20.5 million, respectively ($13.5 million and $12.6 million net of tax, respectively) and decreased EPS by $0.15 ($13.5 million divided by 86.3 million shares) and $0.14 ($12.6 million divided by 93.7 million shares), respectively. For the six months ended June 30, 2014 and 2013, intangible amortization was $43.0 million and $40.0 million, respectively ($26.5 million and $24.7 million net of tax, respectively) and decreased EPS by $0.31 ($26.5 million divided by 86.5 million shares) and $0.26 ($24.7 million divided by 94.1 million shares), respectively.